Investor Contact:
Dan Ferry
617-430-7576
daniel@lifesciadvisors.com

Media Contact:
Sarah O’Connell
soconnell@vergescientific.com

Genocea Biosciences Provides Corporate Update
Enters into Inhibigen™ R&D collaboration and option agreement with Janssen
Reports progress on the GEN-011 TiTAN™ trial
CAMBRIDGE, Mass., January 4, 2022 - Genocea Biosciences, Inc. (Nasdaq: GNCA), a biopharmaceutical company developing next-generation neoantigen immunotherapies, has entered into an R&D collaboration and option agreement with Janssen Biotech, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, to explore the immunogenicity of neoantigens and the role and impact of Inhibigens™ in the context of vaccine therapies for cancer. The agreement was facilitated by Johnson & Johnson Innovation.
Under the collaboration, Genocea will use its clinically validated ATLAS™ platform to characterize Janssen-identified antigens as well as assess approaches that could mitigate the impact of Inhibigens. Genocea will receive a technology access fee and full R&D funding for its work under the collaboration. The agreement includes an option for Janssen to negotiate a future strategic partnership to develop non-personalized vaccine products using Genocea’s ATLAS platform and expertise on Inhibigens.
“ATLAS is the only technology that can identify Inhibigens, pro-tumor antigens that can undermine otherwise effective immunotherapies” said Chip Clark, Genocea’s President and Chief Executive Officer. “We are delighted to work with Janssen on this novel biology that has important implications for cancer treatment.”
GEN-011 TiTAN trial update
Genocea reported significant progress in the Phase 1/2a TiTAN clinical trial for its lead program GEN-011, a neoantigen-targeted peripheral T cell (NPT) therapy candidate. GEN-011 is comprised only of CD8+ and CD4+ T cells, extracted from the patient’s peripheral blood, specific for ATLAS-prioritized neoantigens. GEN-011 has the potential to be differentiated from other cell therapies because of the breadth of surface-presented neoantigens it targets and the ease of manufacturing tumor-relevant T cells extracted from readily accessible peripheral blood. Patients receive either GEN-011 in multiple fractional doses without lymphodepletion and with intermediate doses of IL-2, or as a single dose after lymphodepletion and with intermediate or high doses of IL-2.
ATLAS performance
The GEN-011 NPTs are specific for neoantigens prioritized using ATLAS, Genocea’s proprietary neoantigen discovery platform. To date, Genocea has completed screening 19 patient samples with ATLAS in the TiTAN trial. On average in these samples, ATLAS has prioritized 12 neoantigens (range 0-43) and identified 14 Inhibigens (range 1-55) per patient. T cells specific for only the prioritized neoantigens (and therefore not the Inhibigens) are expanded in the PLANET™ process.
PLANET performance
These T cells are grown in PLANET, Genocea’s robust and rapidly scalable cell expansion process. Of the 16 patient samples entering the PLANET manufacturing process, 100% have either successfully yielded a released drug product (10) or are in process (6).
TiTAN update
Of the 10 manufactured GEN-011 drug products, five have been administered to patients across both the multidose and single dose cohorts, with the remaining five available for dosing upon patient need. Genocea expects to have initial data from the first five patients later this quarter or early Q2 2022. With eight sites currently accruing patients, Genocea expects to continuously enroll and dose patients throughout the year.

“We are proud of the tremendous GEN-011 progress,” said Chip Clark, Genocea President and CEO. “Identifying the right tumor targets and robust and reliable T cell expansion remain vexing problems with adoptive T cell therapies, so we are particularly proud of the early successes our team has delivered with ATLAS and PLANET. We look forward to sharing our GEN-011 clinical results in the near future.”
About GEN-011
GEN-011 is an investigational next-generation solid tumor cell therapy candidate comprised of CD4+ and CD8+ NPTs which are specific for up to 30 antigens, designed to limit tumor escape. NPTs have minimal bystander, non-tumor-specific cells, and are designed to be devoid of Inhibigen-specific cells which may be detrimental to clinical response.
About the GEN-011 TiTAN clinical trial
TiTAN is an open-label, multi-center Phase 1/2a trial evaluating the safety, tolerability, T cell persistence and proliferation and clinical efficacy of GEN-011. The TiTAN clinical trial is testing two dosing regimens, a regimen of GEN-011 in multiple fractional doses and without lymphodepletion, and a single administration of GEN-011 after lymphodepletion. Both groups will receive interleukin-2 after GEN-011 dosing to maximize the tumor-killing potential of the infused cells. Initial data from the TiTAN trial is expected late Q1 or early Q2 2022.
About Genocea Biosciences, Inc.
Genocea’s mission is to identify the right tumor targets to develop life-changing immunotherapies for people suffering from cancer. Our proprietary ATLAS™ platform can comprehensively profile each patient’s T cell responses to potential targets, or antigens, on that patient’s tumor. ATLAS zeroes in on both antigens that activate anti-tumor T cell responses and inhibitory antigens, InhibigensTM, that drive pro-tumor immune responses. We have two ATLAS-enabled programs: GEN-009, our neoantigen vaccine for which we are conducting a Phase 1/2a clinical trial and GEN-011, our adoptive T cell therapy comprising neoantigen-targeted peripheral cells for which we are conducting a Phase 1/2a clinical trial. In addition to our two clinical programs, we are conducting research in several areas where we believe ATLAS could be a key tool in optimizing antigen selection for therapies across a number of diseases. To learn more, please visit https://www.genocea.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Applicable risks and uncertainties include but are not limited to, risk that the Janssen collaboration is not successful and that a future strategic partnership does not materialize; the potential failure of our active product candidates, including GEN-011, which are in an early stage of clinical development; our ability to obtain regulatory approval for GEN-011; potential delays in enrolling patients in our GEN-011 clinical trial; our reliance on third parties to conduct technical development, non-clinical studies and clinical trials for GEN-011; our reliance on third parties to conduct some or all aspects of our product manufacturing; our ability to obtain or protect intellectual property rights related to our product candidates; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; our need for additional financing and the risks listed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020 and any subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.
###